EXHIBIT 10.2

Cyberlux Corporation

Executive Employment Agreement

This agreement of employment is effective as of July 1, 2000,by and between Cyberlux Corporation ("Employer") and Alan H. Ninneman ("Executive Employee") AMENDED as of January 1, 2003.

For good and valuable consideration, receipt of which is hereby acknowledged, the Employer (hereinafter "the Company" or "Cyberlux") employs the Executive Employee in accordance with the following terms and conditions.

1. The Executive Employee shall perform the following duties and fulfill the following responsibilities: (a), the Executive Title shall be Senior Vice President (hereinafter "SRVP"); (b) duties shall extend to management of the Company's manufacture, assembly, packaging and distribution of products to include fulfillment operations and internet site operations. The SRVP reports directly to the President/CEO.

2. The SRVP's employment under this agreement shall commence on July 1, 2000 and shall, AS AMENDED, terminate on June 30, 2008. The SRVP's contract of employment may otherwise terminate upon occurrence of any of the following events: (a) death or disability of the SRVP; (b) failure of the SRVP to perform his duties satisfactorily due to ill health or consensus of the Board of Directors; or (c) voluntary withdrawal from office after nomination of a duly qualified successor. In the event of (a) death or disability, the Company will have provided for insurance or other funding source to pay to the spouse of the SRVP a minimum of AS AMENDED, $204,000 or an amount equal to twice the SRVP's annual salary, including allowances and/or bonuses; (b) failure to perform due to ill health, the Company will have provided for disability insurance or other funding sources to pay the disabled SRVP 65% of his salary, including allowances and/or bonuses, that were in effect at the time of his disability through the remaining term of this contract; and (c) voluntary withdrawal, the Company will have provided a retirement benefit equal to 55% of the SRVP's cumulative salary, including allowances and/or bonuses, which shall be payable upon withdrawal from office.

3. Compensation of the SRVP shallbe by salary payable semimonthly, by bonuses consistent with certain thresholds of performance and through a stock option plan to be established by the Board of Directors. For the period, AS AMENDED, January 1, 2003 through December 31, 2003 the SRVP is to be paid a base salary of $8,500 per month. The SRVP is to receive full health plan coverage which extends to his spouse, an automobile allowance of $500 per month; term life and disability insurance.

4. The SRVP, will not at any time during the tenure of this agreement, or for a period of three years subsequent to the termination of this agreement, engage in any business competitive to that of Cyberlux Corporation unless such engagement may be on behalf of or inure to the benefit of the Company.

Cyberlux Corporation

5. Any dispute that may arise concerning fulfillment of the terms and conditions of this contract will be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both such arbitrators shall select a third The arbitration will be governed by the rules of the American Arbitration Association then in force.

6. The terms and conditions of this contract will continue to any successor ownership of Cyberlux Corporation that may occur through reorganization, merger with or acquisition by another entity or entities. This agreement constitutes the complete understanding between the Company and Alan H. Ninneman unless amended by a subsequent written instrument signed by both parties.

Cyberlux Corporation                                        Executive Employee

By  /s/  Donald F. Evans                                           /s/ Alan H. Ninneman
Donald F. Evans                                                            Alan H. Ninneman
Its President & Chairman of of the Board                   Title: Senior Vice President

Attest:

By  /s/  John W. Ringo
John W. Ringo
Its Secretary & Director